     As filed with the Securities and Exchange Commission on June 26, 2000.
                                             Registration Statement No. 33-38349
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                               ----------------
                         POST-EFFECTIVE AMENDMENT NO. 2
                                       To
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ----------------
                               CP&L ENERGY, INC.
             (Exact name of Registrant as specified in its Charter)

               North Carolina                                    56-2155481
        (State or other jurisdiction                          (I.R.S. Employer
      of incorporation or organization)                     Identification No.)

                            411 Fayetteville Street
                       Raleigh, North Carolina 27601-1748
                                 (919) 546-6111
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)
                               ----------------
                            Robert B. McGehee, Esq.
                  Executive Vice President and General Counsel
                         Carolina Power & Light Company
                            411 Fayetteville Street
                       Raleigh, North Carolina 27601-1748
                                 (919) 546-6111
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   Copies to:
                            Timothy S. Goettel, Esq.
                               Hunton & Williams
                          421 Fayetteville Street Mall
                         Raleigh, North Carolina 27601
                                 (919) 899-3000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ----------------
   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
   If the only securities being registered on this Form are being offered pur-suant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or inter-est reinvestment plans, please check the following box. [_]
   If this Form is filed to register additional securities for an offering pur-suant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effec-tive registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
 This post-effective Amendment No. 2 to the Registration Statement No. 33-38349 shall become effective upon filing in accordance with Rule 462(a) under the Se-
                       curities Act of 1933, as amended.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

            ADOPTION OF PREDECESSOR ISSUER'S REGISTRATION STATEMENT

   This post-effective amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the "Securities Act"), to reflect the crea-tion by Carolina Power & Light Company, a North Carolina corporation ("Carolina Power & Light"), of a new holding company above Carolina Power & Light. The creation of the new holding company was effected through an Agreement and Plan of Share Exchange (the "Plan of Exchange") between Carolina Power & Light and CP&L Energy, Inc. (formerly CP&L Holdings, Inc.), a North Carolina corporation ("CP&L Energy"), then a wholly owned subsidiary of Carolina Power & Light. The Plan of Exchange provided for, among other things, a statutory share exchange pursuant to which all shares of common stock of Carolina Power & Light would be exchanged for shares of common stock of CP&L Energy (the "Share Exchange"). The shareholders of Carolina Power & Light approved the Share Exchange on October 20, 1999.

   As a result of the Share Exchange, which became effective on June 19, 2000, Carolina Power & Light became a direct wholly owned subsidiary of CP&L Energy. Each share of common stock of Carolina Power & Light was exchanged for one share of common stock of CP&L Energy.

   In accordance with Rule 414 under the Securities Act, CP&L Energy, as the successor issuer to Carolina Power & Light, hereby expressly adopts this Regis-tration Statement No. 33-38349 on Form S-3 as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended.

   The Carolina Power & Light Company Automatic Dividend Reinvestment and Cus-tomer Stock Purchase Plan (the "Plan") to which this registration statement re-lates shall be known as the CP&L Energy, Inc. Automatic Dividend Reinvestment and Customer Stock Purchase Plan. The Plan continues to cover, among others, employees of Carolina Power & Light. However, shares of stock issued in accor-dance with the Plan shall be shares of CP&L Energy rather than shares of stock of Carolina Power & Light. In assuming responsibility for the Plan, CP&L Energy will continue to provide the same rights and benefits provided by Carolina Power & Light.

   The applicable registration fees were paid at the time of the original fil-ing of this registration statement.

PROSPECTUS

                               CP&L Energy, Inc.

        AUTOMATIC DIVIDEND REINVESTMENT AND CUSTOMER STOCK PURCHASE PLAN

                               ----------------

   The Automatic Dividend Reinvestment and Customer Stock Purchase Plan (the "Plan") of CP&L Energy (the "Company") provides holders of shares of Company common stock ("Company Common Stock") and holders of $5 Preferred Stock and Se-rial Preferred Stock of Carolina Power & Light Company (collectively, the "Car-olina Power & Light Preferred Stock"), with a simple and convenient method of purchasing shares of Company Common Stock. Carolina Power & LightCompany ("Car-olina Power & Light") is a wholly owned subsidiary of the Company. Any holder of record of shares of Company Common Stock and/or shares of Carolina Power & Light Preferred Stock is eligible to participate in the Plan. In addition, cus-tomers of Carolina Power & Light who are at least eighteen years of age and whose principal legal residence is in the State of North Carolina or South Car-olina are eligible to participate in the Plan.

   Participants in the Plan may:

  . have cash dividends on some or all of their shares of Company Common Stock and/or shares of Carolina Power & Light Preferred Stock automati-cally invested in shares of Company Common Stock and/or

  . have some or all of their cash dividends invested, and also make op-tional cash payments of a minimum of $20 and a maximum of $2,000 per month to be invested in shares of Company Common Stock.

   Shares purchased for participants' accounts under the Plan will be purchased on the open market by EquiServe Trust Company, N.A. (the "Agent"). The Company, however, reserves the right to use original issue stock for the Plan.

   The purchase price of the shares of Company Common Stock purchased on the open market under the Plan will be the weighted average price (including bro-kerage commissions) of all shares acquired by the Agent for the Plan during an Investment Period (as defined within). Shares can never be purchased or sold at a particular, predetermined price.

   The purchase price of original issue shares of Company Common Stock issued and sold under the Plan will be the average of the high and low sale prices for the Company Common Stock (on the composite tape as reported in The Wall Street Journal) on the day on which the Company Common Stock is purchased under the Plan.

   Further information about the Plan is set forth herein under the caption "THE AUTOMATIC DIVIDEND REINVESTMENT AND CUSTOMER STOCK PURCHASE PLAN."

   It is suggested that this Prospectus be retained for future reference.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities com-mission has approved or disapproved of these securities or passed upon the ade-quacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

                      The date of this Prospectus is

                             AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance there-with files reports and other information with the Securities and Exchange Com-mission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D,C. 20549 and at the following Regional Of-fices of the Commission: New YorkRegional Office, 75 Park Place, 14th Floor, New York, New York 10007; and Chicago Regional Office, Room 3190, Kluczynski Federal Building, 230 South Dearborn Street. Chicago, Illinois 60604. Copies of such material can also be obtained at prescribed rate from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, and the Pacific Stock Exchange Incorporated, 301 Pine Street, San Francisco, California 94104, on which Company Common Stock is listed.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents filed with the Commission under the Exchange Act are incorporated herein by reference:

    1. The Company's Annual Report on Form 10-K for the year ended December 31, 1999;


    2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000; and

    3. Carolina Power & Light's Current Report on Form 8-K, dated April 1,
       2000.

   All reports and other documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Pro-spectus and to be a part hereof from the date of filing of such reports and documents; provided, however, that the documents enumerated above or subse-quently filed by the Company pursuant to Section 13, 14 or 15(d) of the Ex-change Act prior to the filing with the Commission of the Company's most recent Annual Report on Form 10-K shall not be incorporated by reference in this Pro-spectus or be a part hereof from and after the filing of such Annual Report on Form 10-K.

   Any statement contained in a document incorporated or deemed to be incorpo-rated by reference herein shall be deemed to be modified or superseded for pur-poses of this Prospectus to the extent that a statement contained in any other subsequently filed document which is deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   The Company will provide without charge to each person, including any bene-ficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the docu-ments referred to above, which have been or may be incorporated in this Pro-spectus by reference, other than exhibits to such documents (unless such exhib-its are specifically incorporated by reference into such documents). Requests for copies of such documents should be directed to the Treasurer, CP&L Energy, Inc., 411 Fayetteville Street, Raleigh, North Carolina 27601, telephone (919) 546-6111.

                                  THE COMPANY

   CP&L Energy, Inc. (the "Company"), formerly known as CP&L Holdings, Inc., was incorporated in August 1999 under the laws of the State of North Carolina and became the holding company for Carolina Power & Light Company ("Carolina Power & Light") on June 19, 2000. As a result of the recent completion of the holding company restructuring, the holders of Carolina Power & Light common stock became the holders of the outstanding stock of the Company, through a one-for-one share exchange. Carolina Power & Light is a full service energy provider primarily engaged in the generation, transmission, distribution and sale of electricity in portions of North Carolina and South Carolina, and the transmission, distribution and sale of natural gas in portions of North Caroli-na. The principal executive offices of the Company and Carolina Power & Light are located at 411 Fayetteville Street, Raleigh, North Carolina 27601, tele-phone number (919) 546-6111.

   For more information about the Company and Carolina Power & Light, reference is made to its periodic filings with the Securities and Exchange Commission, which are incorporated herein by reference. See "Available Information" on page 2.

                            APPLICATION OF PROCEEDS

   Unless shares of Company Common Stock are purchased directly from the Compa-ny, the Company will receive no proceeds from the offering of Company Common Stock through the Plan. To the extent that shares are purchased directly from the Company, the net proceeds to be received from the sale of Company Common Stock offered hereby will be used for general corporate purposes. The Company has no basis for estimating either the number of shares of Company Common Stock that may be purchased under the Plan or the prices that it will receive for such shares.

                      THE AUTOMATIC DIVIDEND REINVESTMENT
                        AND CUSTOMER STOCK PURCHASE PLAN

   The Company is offering the holders of record of Company Common Stock and/or Carolina Power & Light Preferred Stock and customers of Carolina Power & Light who are at least eighteen years of age and whose principal legal residence is in the State of North Carolina or South Carolina the opportunity to enroll in the Plan. Through the Plan participants may purchase shares of Company Common Stock. The Plan is administered by the Agent.

How the Plan Works

   1. Existing shareholders of record of Company Common Stock and/or Carolina Power & Light Preferred Stock who wish to enroll in the Plan may do so by com-pleting a Dividend Reinvestment Authorization card and mailing it to EquiServe Trust Company, N.A., CP&L Energy, Inc. Dividend Reinvestment Service, P.O. Box 8218, Boston, Massachusetts 02266-8218. Reinvestment of the designated amount of the shareholder's dividends in shares of Company Common Stock will begin with the next dividend payment, provided the enrollment card is received by the Agent by the record date for such dividend payment.

   Any customer of Carolina Power & Light who is at least eighteen years of age and whose principal legal residence is in the State of North Carolina or South Carolina may join the Plan by completing a Customer Stock Purchase Agreement and Authorization Form and mailing it to the Agent at the address set forth in the preceding paragraph along with an initial cash payment of at least $20 and up to a maximum of $2,000. Enrolling customers who wish to own Company Common Stock jointly should list both names and one social security number on the en-rollment card. Initial cash payments received from an enrolling customer may be made by check, money order or authorized bank draft made payable to EquiServe Trust Company, N.A. Initial cash payments received from an enrolling customer at least two business days prior to the first business day of each calendar month will be used to purchase shares of Company Common Stock during such cal-endar month.

   2. Once a shareholder or customer has enrolled, they become a participant in the Plan and the Plan is automatic. The Agent will receive the dividends on some or all of the participants' shares of Company Common Stock and/or Carolina Power & Light Preferred Stock as they are declared and paid by the Company (in-cluding dividends on shares of Company Common Stock acquired under the Plan) or Carolina Power & Light, as applicable and will reinvest the dividends in addi-tional shares of Company Common Stock under the Plan.

   Additionally, the option to make cash payments to be invested in shares of Company Common Stock is available to each participating shareholder and each participating customer at any time after joining the Plan (see "How to Invest Cash").

   Shares purchased for participants' accounts under the Plan will be purchased on the open market by the Agent. The Company, however, reserves the right to use original issue stock for the Plan.

   The purchase price of the shares of Company Common Stock purchased on the open market under the Plan will be the weighted average price (including bro-kerage commissions) of all shares acquired by the Agent for the Plan during an Investment Period. An Investment Period with respect to shares purchased with the reinvestment of dividends shall be the 30 day period commencing on the fifth business day before the dividend payment date. An Investment Period with respect to shares purchased with initial cash payments from an enrolling customer and with op-tional cash payments from shareholders and customers shall be the calendar month. Shares of Company Common Stock purchased on the open market will be credited to participating accounts as of the last day of the Investment Period or as of such earlier date on which all purchases for the Investment Period are completed.

   If original issue stock is used, the Agent will buy for participants from the Company authorized and unissued shares of Company Common Stock at the aver-age of the high and low sale prices for Company Common Stock (on the composite tape as reported in The Wall Street Journal) on the appropriate cash dividend payment date or on the first business day of a calendar month, as the case may be.

   If the dividend is not large enough to buy a full share, the Agent will credit the participant's Plan Account with a fractional share, computed to four decimal places, which will earn additional dividends in the same manner as full shares.

   3. Each participant will receive a detailed statement of such participant's Plan Account from the Agent following each investment transaction. This de-tailed statement will show the date of the transaction, the total cash divi-dends received, the amount of any cash payment made, the number of shares cur-rently purchased, the market price per share (including brokerage commissions, if applicable) and the aggregate number of shares held by the Agent in the par-ticipant's Plan Account. A shareholder participating in the Plan with respect to more than one class or series of stock will receive a separate statement for each class or series. This statement will show all transactions during the cal-endar year and should be retained with the participant's permanent records. At the end of the calendar year, the Agent will send to each participant the in-formation required for income tax reporting.

   4. The Agent will hold the shares it has purchased for participants. This provides protection against loss, theft, or inadvertent destruction of stock certificates. However, any participant may at any time, without termination of participation in the Plan, request the Agent to have certificates issued in the participant's name for any or all of the full shares held in the participant's Plan Account. Likewise, if a participant holds stock certificates outside of the Plan, the participant may deposit those shares into the Plan for safekeep-ing. This may be done by mailing the shares and the top portion of the partici-pant's most recent account statement to the Agent at the respective address set forth under "How the Plan Works." It is recommended that the certificates be mailed by registered mail and insured for 2% of their value. The insurance would cover the replacement costs should the shares become lost in transit.

   5. Participants may terminate enrollment in the Plan at any time upon 30 days' written notice to the Agent. The Agent must receive such written notice at least 30 days prior to the quarterly dividend payment date in order to stop the investment of dividends on such date. If notice is received less than 30 days prior to the quarterly dividend payment date, the dividend may be rein-vested and the account then terminated. The quarterly dividend payment dates are generally January 1, April 1, July 1, and October 1 in respect to Carolina Power & Light Preferred Stock, and February 1, May 1, August 1, and November 1 in respect to Company Common Stock. After termination, dividends will be sent directly to the shareholder. Upon termination, stock certificates for any full shares held in the participant's Plan Account will be issued in the partici-pant's name or, upon receipt of written instructions, the shares will be sold for the participant. Any fractional share will be converted to cash on the ba-sis of the market price of Company Common Stock at the time of termination. Partic-ipants may direct the Agent to sell shares in the participant's Plan Account without terminating enrollment in the Plan (see paragraph 4 under "Powers and Responsibilities of the Agent").

   6. Each participant will receive a proxy with respect to the shares held by the Agent in the participant's Plan Account. The Agent will vote such shares in accordance with the instructions given to the Agent on such proxy. If no such proxy is given and the Agent is not otherwise instructed by the participant, the Agent will vote the shares in accordance with management's recommendation.

   7. Any shareholder may elect to participate in the Plan by authorizing the reinvestment of the dividends on some or all of the shares registered in such shareholder's name. Once a participant has accumulated shares in his Plan Ac-count, he may elect to receive cash dividends on shares for which he holds cer-tificates while continuing with the automatic reinvestment of dividends with respect to those shares in his Plan Account. Any such election may be made by checking the appropriate box on the Dividend Reinvestment Authorization card. Additional authorization cards may be obtained by contacting the Company or the Agent at the respective address set forth under "Further Information" below. A shareholder may transfer some or all of the record shares of Company Common Stock into his Plan Account. A participant may transfer some or all of the shares in his Plan Account to another account in or outside of the Plan. Trans-fer may be effected by stock power or assignment separate from certificate. Fractional shares may not be transferred outside the Plan, but may be trans-ferred to other accounts in the Plan.

   8. Any shareholder owning more than one class or series of stock may elect to participate with respect to cash dividends on one or more, or all, classes and series owned. For example, a shareholder owning shares of both Company Com-mon Stock and Carolina Power & Light Preferred Stock may elect to invest cash dividends from Company Common Stock, while continuing to receive directly the dividends from Carolina Power & Light Preferred Stock. However, under the Plan, investment of cash dividends shall be solely in Company Common Stock.

   9. Shareholders of record who participate in the Plan by investing a portion of their dividends will receive the remainder of such dividends in cash. Cus-tomers who hold no certificates for shares may receive cash dividends on some or all of their shares by withdrawing certificates evidencing such shares from their Plan Account. All dividends paid on shares held in the Plan Account will be reinvested.

   10. The Company reserves the right to suspend, modify, amend or terminate the Plan at any time or to terminate the Agent and appoint another agent or ad-minister the Plan itself. All participants will receive notice of any such sus-pension, modification, amendment or termination.

   11. No participant shall have the right to draw checks or drafts against the participant's Plan Account. No right is extended to participants to sell, as-sign or transfer their Plan Accounts, or to give instructions to the Agent in respect to any shares or cash in the Plan Account, except as expressly provided herein.

   12. The Company expects that open market stock will be used for purchases under the Plan; however, it reserves the right to use original issue stock for the Plan.

How to Invest Cash

   1. In addition to reinvesting cash dividends automatically, each participant in the Plan may also invest in shares of Company Common Stock by making cash payments to the Agent of a minimum of $20 and a maximum of $2,000 per month which may be made by check, money order or authorized bank draft. Participants may vary the amount of their cash payments each month and are not required to make cash payments every month. Checks and money orders should be made payable to EquiServe Trust Company, N.A. and should be accompanied by the top portion of the participant's most recent account statement. Such payments must be re-ceived by the Agent at least two business days prior to the first business day of the calendar month in which such amounts are to be invested. Funds which are received after the two business day cut-off date will be held for the partici-pant's account and used to purchase shares during the following Investment Pe-riod. Since cash payments will not earn any interest and will not be invested until the following Investment Period, participants should consider transmit-ting cash payments so that they will be received by the Agent in as short a time as possible prior to two business days before the first business day of the calendar month. Participants have an unconditional right to obtain the re-turn of any cash payments up to 48 hours prior to the commencement of the In-vestment Period.

   2. Cash payments will be used to purchase shares of Company Common Stock on the open market at the weighted average price (including brokerage commissions) of all shares acquired by the Agent for the Plan during an Investment Period. If the Company has elected to use original issue stock, cash payments will be used to purchase from the Company authorized and unissued shares of Company Common Stock at the average of the high and low sale prices for Company Common Stock (on the composite tape as reported in The Wall Street Journal) on the first business day of the calendar month.

   3. Participation in the cash payments aspect of the Plan is optional and may be stopped or resumed at any time so long as dividend reinvestments are being made.

Expenses of the Plan

   Brokerage fees for shares purchased on the open market are paid by the par-ticipants. There are no brokerage fees when shares are purchased directly from the Company. All costs of administration of the Plan are to be paid by the Com-pany, except that when full shares, fractional shares, or rights are sold for a participant's account, the Agent will first deduct brokerage commissions and applicable taxes, as described below.

   In the event that any check or other deposit is returned unpaid for any rea-son or the participant's bank account does not have sufficient funds for an au-tomatic withdrawal, there is a $25.00 insufficient funds charge. The Agent will consider the request for that purchase null and void and will immediately re-move from the participant's Plan account any shares already purchased in antic-ipation of receiving those funds. If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the amount due, the Agent may sell the number of shares from the participant's Plan account as necessary to satisfy the balance due and the insufficient funds charge.

Powers and Responsibilities of the Agent

   1. The price at which the Agent shall be deemed to have acquired shares for a participant's account with any cash dividend (or with an initial cash payment from an enrolling customer or an optional cash payment from a participant) shall be (i) for open market pur-chases, the weighted average price (including brokerage commissions) of all shares acquired by the Agent for the Plan during an Investment Period or (ii) for original issue stock, the average of the high and low sale prices for Com-pany Common Stock (on the composite tape as reported in The Wall Street Jour-nal) on the cash dividend payment date (or, in the case of shares purchased with optional cash payments from shareholders and customers or initial cash payments from an enrolling customer, on the first business day of any calendar month). The Agent may hold the shares of all participants together in its name or in the name of its nominee. The Agent shall have no responsibility as to the value of the shares acquired for the participant's account.

   2. Subject to any limitations imposed by federal or state securities laws, the Agent will have full discretion as to all matters relating to open market purchases, including determination of the number of shares, if any, to be pur-chased on any day or at any time of day, the price paid for such shares, the markets on which such shares are to be purchased (including on any securities exchange, in the over-the-counter market or in negotiated transactions) and the persons (including other brokers and dealers) from or through whom such pur-chases are made. The Agent will use its best efforts to apply all funds to be invested during an Investment Period to the purchase of shares before the end of the Investment Period, subject to any applicable requirements of federal and state securities laws. The Company reserves the right to designate an exclusive broker to purchase the shares on the open market.

   3. The Agent will confirm its purchases as soon as practicable but no cer-tificates will be issued to a participant for shares until requested or until the account is terminated. Certificates for full shares purchased will be is-sued if a participant so requests in writing; any such request will not have to be renewed following each dividend but will remain in effect until revoked by a participant. Certificates for fractional shares will not be issued. Requests for certificates should be mailed to the Agent at the address set forth under "Further Information" below.

   4. Within 10 days after receipt of written instructions from the participant addressed to the Agent at the address set forth under "Further Information" be-low, the Agent will sell any or all of the participant's full shares held by it under the Plan and as soon as practicable send the participant a check repre-senting the proceeds, less brokerage commissions and any applicable taxes. The brokerage commissions have historically not exceeded 1% of the sale price. The brokerage commissions may however change at any time.

   5. Upon termination by reason of notice of death or adjudicated incompetency (which notice must be received by the Agent, at the address set forth under "Further Information" below, at least 30 days prior to the usual quarterly cash dividend payment date), no purchase of shares shall be made for a participant's account and shares and any cash dividends paid thereon shall be retained by the Agent until such time as the participant's legal representative shall have been appointed and shall have furnished proof satisfactory to the Agent of the right to receive distribution of such participant's account. With satisfactory docu-mentation and instructions from the legal representative, shares may be issued to heirs, beneficiaries, guardians or other recipients directly. If notice is received later than 30 days prior to the quarterly cash dividend payment date, the dividend will be reinvested and the account then immediately terminated.

   6. Any stock dividends or split shares distributed by the Company on shares held by the Agent or its nominee for a participant will be credited to the par-ticipant's account. In the event that the

Company makes available to owners of Company Common Stock rights to purchase additional shares or other securities, the Agent will sell all rights received by it for participants and invest the resulting funds in shares of Company Common Stock during the next Investment Period. Participants who may wish to exercise any rights issued with respect to their shares will be able to do so only if they timely request that certificates for the shares which have been purchased under the Plan be issued to them.

   7. The Agent shall not be liable for any act done by it in good faith, or for any good faith omission to act, including, without limitation, any claims or liability arising out of any such act or omission to act which occurs prior to the termination of participation.

   8. All transactions in connection with the Plan, including the cash invest-ment program, shall be governed by the laws of the State of North Carolina.

Federal Income Tax Consequences

   1. With respect to reinvested cash dividends used by the Agent to purchase shares for participants on the open market and to pay any brokerage commis-sions, a participant will be treated for Federal income tax purposes as having received a distribution in an amount equal to the cash dividend used to pur-chase the shares and to pay the brokerage commissions to obtain the shares. Such distribution generally will be treated as dividend income to the partici-pant. The basis of the shares so purchased will be equal to the amount of the cash dividend used to purchase shares for the participant and to pay brokerage fees.

   2. With respect to reinvested cash dividends used to purchase authorized but unissued shares of Company Common Stock, a participant will be treated for Federal income tax purposes as having received a distribution in an amount equal to (i) the fair market value on the dividend payment date of Company Common Stock purchased with the participant's reinvested dividends on Company Common Stock or (ii) the amount of the participant's reinvested dividends on Carolina Power & Light Preferred Stock. The amount of such distribution gener-ally will be treated as dividend income to the participant. The basis of the shares so purchased will be equal to the amount of the distribution the par-ticipant is treated as having received.

   3. A participant who purchases Company Common Stock with optional cash pay-ments and an enrolling customer who purchases Company Common Stock with ini-tial cash payments will recognize no taxable income upon such purchases. The basis of shares purchased in this manner will be the amount of the optional cash payment or initial cash payment, as the case may be, used to purchase shares for the participant or enrolling customer and to pay brokerage fees.

   4. A participant's holding period for shares of Company Common Stock ac-quired pursuant to the Plan will begin on the day following the date the shares are credited to the participant's Plan Account.

   5. A participant will not realize any taxable income when certificates for whole shares credited to the participant's Plan Account are delivered to the participant. However, a participant who receives a cash payment for a frac-tional share credited to the participant's Plan Account will realize a gain or loss with respect to such fraction. Gain or loss also will be realized by the participant when whole shares are sold, either from the Plan pursuant to the participant's request or upon sale by the participant after withdrawal from the Plan. The amount of such gain or loss will be the difference between the amount realized for such shares or fraction of a share and the tax basis thereof.

   6. The foregoing discussion of the Federal income tax consequences of par-ticipation in the Plan is provided for purposes of general information only. Each Plan participant should consult his own tax advisor to determine the spe-cific Federal and state tax consequences of Plan participation.

Further Information

   All inquiries should be addressed to CP&L Energy, Inc., Shareholder Rela-tions, 411 Fayetteville Street, Raleigh, North Carolina 27601 or EquiServe Trust Company, N.A., CP&L Energy Dividend Reinvestment Service, P.O. Box 8218, Boston, Massachusetts 02266-8218.

                      DESCRIPTION OF COMPANY CAPITAL STOCK

   This summary of the characteristics of the Company's capital stock below is qualified in all respect by reference to the Company Articles of Incorporation and Bylaws, each as amended, copies of which are on file with the Commission as Annexes B and C to the prospectus included in the Company's Registration State-ment on Form S-4 (Registration No. 333-86243). Reference is also made to the laws of the State of North Carolina.

Capitalization

   The Company's authorized equity capitalization consists of 500,000,000 shares of Company Common Stock, no par value per share, and 20,000,000 shares of preferred stock, no par value per share. No shares of Company preferred stock will be outstanding as of the date of this prospectus.

Company Preferred Stock

   The board of directors of the Company (the "Company Board") has the author-ity under a "blank check" provision in the Company articles to issue, without any vote or action by the Company shareholders, shares of Company preferred stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations and restrictions of the stock, including the divi-dend rights, conversion rights, terms of redemption--including sinking fund provisions--liquidation preferences and the number of shares constituting any series. The Company Board may also fix the voting rights, if any, of a series, except that it does not have authority under the "blank check" provision to is-sue preferred stock with more than one vote per share.

   There are no shares of Company preferred stock outstanding as of the date hereof, and there are no existing agreements or understandings for the designa-tion of any series of preferred stock or the issuance of preferred shares.

Company Common Stock

   This description of Company Common Stock assumes that no Company preferred stock is issued and outstanding and that the Company Board has not determined the rights and preferences of any shares of Company preferred stock. The rights and preferences of Company Common Stock, as generally described below, may change in relation to any shares of Company preferred stock that might be is-sued in the future.

   Par Value. Company Common Stock does not have a stated par value. A desig-nated par value is not required under North Carolina law and has no useful pur-pose under modern corporate practice.

   Dividend Rights. Subject to the prior rights, if any, of holders of Company preferred stock, holders of Company Common Stock are entitled to any dividends that might be declared by the Company Board. The Company may purchase or other-wise acquire outstanding shares of Company Common Stock out of funds or other property legally available for this purpose.

   Voting Rights and Cumulative Voting. Each share of Company Common Stock is entitled to one vote on all matters on which holders of common stock are enti-tled to vote. Holders of Company Common Stock do not have cumulative voting rights for the election of directors. Consequently, the holders of more than 50% of the shares voting can elect all of the Company's directors, and in this event the holders of the remaining shares voting--less than 50%--would not have sufficient votes to elect any directors.

   Preemptive Rights. The holders of Company Common Stock have no preemptive rights to purchase additional shares of Company Common Stock or other securi-ties of the Company.

   Calls and Assessments. Upon the issuance and sale of Company Common Stock as contemplated in this Prospectus such shares will be fully paid and nonassess-able.

   Redemption/Conversion. Shares of Company Common Stock are not subject to any redemption provisions and are not convertible into any other securities or property.

Transfer Agent and Registrar

   The transfer agent and registrar for Company Common Stock is EquiServe Trust Company, N.A.

                              EXPERTS AND LEGALITY

   The financial statements and the related financial statement schedules in-corporated in this registration statement by reference from the Carolina Power & Light Company Annual Report on Form 10-K have been audited by Deloitte & Tou-che LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The legality of the securities offered hereby will be passed upon for the Company by Hunton & Williams, counsel to the Company.

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-------------------------------------------------------------------------------

 No person has been authorized to give any information or to make any repre-sentations not contained in this Prospectus and, if given or made, such infor-mation or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereun-der shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which said offer or solicitation is not qualified or in which the person mak-ing such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                               ----------------

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Available Information.....................................................   2
Incorporation of Certain Documents by Reference...........................   2
The Company...............................................................   3
Application of Proceeds...................................................   3
The Automatic Dividend Reinvestment and Customer Stock Purchase Plan......   4
 How the Plan Works.......................................................   4
 How to Invest Cash.......................................................   7
 Expenses of the Plan.....................................................   7
 Powers and Responsibilities of the Agent.................................   7
 Federal Income Tax Consequences..........................................   9
 Further Information......................................................  10
Description of Company Capital Stock......................................  10
Experts and Legality......................................................  11

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
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                                 COMMON STOCK

                               ----------------

                               CP&L ENERGY, INC.

                      AUTOMATIC DIVIDEND REINVESTMENT AND
                                CUSTOMER STOCK
                                 PURCHASE PLAN

                                --------------

                                  PROSPECTUS

                                --------------

                                     Date

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

                                                                     Estimated
      Item                                                             Total
      ----                                                           ---------
      Filing Fee--Securities and Exchange Commission................ $ 85,431
      Fees of Counsel*..............................................   10,000
      Auditors' fees*...............................................    3,500
      Printing of registration statement, prospectus, exhibits,
       etc.*........................................................   10,000
      Miscellaneous*................................................   11,069
                                                                     --------
                                                                     $120,000*

     * Estimated

Item 15. Indemnification of Directors and Officers.

   Sections 55-8-51 through 55-8-57 of the North Carolina Business Corporation Act (the "NCBCA") and the Articles of Incorporation and Bylaws of the Company (and resolutions of the Company's shareholders) provide for indemnification of the registrant's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended. The Com-pany has insurance covering expenditures it might incur in connection with the lawful indemnification of its directors and officers for their liabilities and expenses. Officers and directors of the Company also have insurance which in-sures them against certain liabilities and expenses.

   As authorized by the NCBCA, and to the fullest extent permitted by it, the Company Articles of Incorporation provide that a Company director will not be liable to the Company or to any Company shareholder for monetary damages aris-ing from the director's breach of his or her duties as a director. The NCBCA permits these provisions, except for (i) acts or omissions that the director at the time of the breach knew or believed were clearly in conflict with the best interests of the corporation, (ii) unlawful distributions, and (iii) any transaction from which the director derived an improper personal benefit.

   The NCBCA provides directors and officers with a right to indemnification relating to official conduct when the director or officer has been wholly suc-cessful in defense of a claim. In addition, a director or officer without the right to indemnification may apply to a court for an order requiring the cor-poration to indemnify the director or officer in a particular case.

   The NCBCA also authorizes a corporation to indemnify directors and officers beyond the indemnification rights granted by law. The Company Bylaws provide that any person who is or was a director or officer of the Company and any person who at the request of the Company serves or has served as an officer or director (or in any position of similar authority) of any other corporation or other enterprise, including as an individual trustee under any employee bene-fit plan, will be reimbursed and indemnified against liability and expenses incurred by that person in connection with any action, suit or proceeding arising out of that person's status as a director or officer of the Company
(i) if that person's acts or omissions is required, authorized or approved by any order or orders issued pursuant to the Public Utility Holding Company Act of 1935, the Federal Power Act, or any state statute regulating the Company or any of its subsidiaries by reason of their being public utility companies or subsidiaries of public utility holding companies, or any amend-ments to the foregoing laws, or (ii) if that person's acts or omissions were not known or believed by him or her to be clearly in conflict with the best interests of the Company.

Item 16. Exhibits.

      *3(a)  Articles of Incorporation of the Company (included as Annex A to the Proxy Statement/Prospectus contained in Part I of the Company's Registration Statement on Form S-4 (Registration No. 333-
             86243)).
      *3(b)  Bylaws of the Company (included as Annex B to the Proxy Statement/Prospectus contained in Part I of the Company's Registration Statement on Form S-4 (Registration No. 333-86243)).
       5(a)  Opinion of Hunton & Williams regarding the validity of the shares of Company Common Stock.
      23(a)  Consent of Deloitte & Touche LLP.
      23(b)  The consent of Hunton & Williams is contained in its opinion filed as Exhibit 5(a).
      24     The Power of Attorney is contained on the signature page of this Registration Statement.

     --------
     * Incorporated herein by reference as indicated.

Item 17. Undertakings.

   The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectors required by Section 10(a)(3) of the Securities Act of 1933;
  (ii) to reflect in the prospectus any facts or events arising after the ef-fective date of the Registration Statement (or the most recent post-effec-tive amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; or (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that subsections (i) and (ii) do not apply if the regis-tration statement is on Form S-3, and the information required to be in-cluded in a post-effective amendment by those subsections is contained in periodic reports filed with or furnished to the Commission by the regis-trant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration state-ment.

     (2) That, for the purpose of determining any liability under the Securi-ties Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termina-tion of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Sec-tion 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or other-wise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for in-demnification against such liabilities (other than the payment by the regis-trant of expense incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit it to a court of ap-propriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

The Registrant

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina on the 26th day of June, 2000.

                                          CP&L ENERGY, INC.

                                               /s/ William Cavanaugh III
                                          _____________________________________
                                              William Cavanaugh III, Chairman,
                                               President and Chief Executive
                                                          Officer

                               POWERS OF ATTORNEY

   Known all men by these presents that each person whose signature appears be-low constitutes and appoints William Cavanaugh III, Robert B. McGehee, and Tim-othy S. Goettel, and each of them (with full power to act alone) as true and lawful attorneys-in-fact, and stead, in any and all capacities, to sign any amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connec-tion therewith, with the Securities and Exchange Commission, hereby ratifying and conforming all that said attorney-in-fact, or their substitute or substi-tutes, may lawfully do or cause to be done by virtue thereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registration Statement has been signed by the following persons in the capaci-ties indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

      /s/ William Cavanaugh III        President and Chief           June 26, 2000
______________________________________  Executive Officer and
        William Cavanaugh III           Chairman of the Board

      /s/ Peter M. Scott III           Executive Vice President      June 26, 2000
______________________________________  and Chief Financial
          Peter M. Scott III            Officer

       /s/ Edwin B. Borden             Director                      June 26, 2000
______________________________________
           Edwin B. Borden

       /s/ David L. Burner             Director                      June 26, 2000
______________________________________
           David L. Burner

              Signature                          Title                   Date
              ---------                          -----                   ----

       /s/ Charles L. Coker            Director                      June 26, 2000
______________________________________
           Charles L. Coker

     /s/ Richard L. Daugherty          Director                      June 26, 2000
______________________________________
         Richard L. Daugherty

         /s/ Estell C. Lee             Director                      June 26, 2000
______________________________________
            Estell C. Lee

       /s/ William O. McCoy            Director                      June 26, 2000
______________________________________
           William O. McCoy

       /s/ E. Marie McKee              Director                      June 26, 2000
______________________________________
            E. Marie McKee

     /s/ John H. Mullin, III           Director                      June 26, 2000
______________________________________
         John H. Mullin, III

       /s/ J. Tylee Wilson             Director                      June 26, 2000
______________________________________
           J. Tylee Wilson